UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/03/2009

Bluegreen Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19292

MA	03-0300793
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, FL 33431
(Address of principal executive offices, including zip code)

561-912-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Bluegreen Vacations Unlimited, Inc., ("BVU"), our wholly-owned subsidiary, has an existing revolving master acquisition, development and construction facility loan agreement (the "Master Facility") with Textron Financial Corporation ("Textron"). The Master Facility has been used to facilitate the borrowing of funds for resort acquisition and development activities, and we have guaranteed all sub-loans under the Master Facility.

On October 28, 2009, we, BVU and Textron, entered into an amendment to the Master Facility and a sub-loan under the Master Facility used to fund the acquisition and development of our Odyssey Dells Resort (the "Sub-Loan"). The amendment to the Sub-Loan extended the final maturity of outstanding borrowings under the Sub-Loan from October 31, 2010 to December 31, 2011, and revised the periodic minimum required principal amortization. Prior to the amendment, the next minimum required principal payment would have been $3.5 million on or before October 31, 2009 with the balance due on October 31, 2010. As amended, our next minimum required principal payment will be approximately $0.4 million in March 2010 with additional minimum required principal payments of $1.0 million per quarter thereafter through maturity. We will continue to pay Textron principal payments as we sell each timeshare interest that collateralizes the Sub-Loan, which payments will count towards the minimum required principal payments. As of the date of this filing, our outstanding borrowings under the Sub-Loan totaled approximately $7.4 million.

The Master Facility represented the maximum amount of credit that Textron would extend for resort acquisition and development activities, subject to Textron's further approval of sub-loans for specific projects. As of September 30, 2009, the remaining available credit under the Master Facility was approximately $50.6 million. We had previously substantially completed our near-term intended development activities on existing projects under the Master Facility earlier in 2009, and currently have no intentions to acquire additional projects prior to the expiration of the Master Facility's project approval period in April 2010. Therefore, in exchange for the extended maturities on the Sub-Loan, we agreed to amend the Master Facility to terminate our remaining availability under the Master Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bluegreen Corporation

Date: November 03, 2009	By:	/s/ Anthony M. Puleo
Anthony M. Puleo
Senior Vice President, Chief Financial Officer & Treasurer